PROVECTUS PHARMACEUTICALS, INC. ANNOUNCES REGISTERED DIRECT OFFERING OF COMMON STOCK AND WARRANTS IN AGGREGATE AMOUNT OF $5.1 MILLION

Knoxville, TN, January 13, 2011 – Provectus Pharmaceuticals, Inc. (OTCBB: PVCT), a development-stage oncology and dermatology biopharmaceutical company, announced today that it entered into a securities purchase agreement with investors pursuant to which the Company agreed to sell in a registered direct public offering (the “Offering”) an aggregate of 5,454,550 shares of its common stock and warrants to purchase a total of 7,527,279 shares of its common stock to such investors for aggregate gross proceeds, before deducting estimated offering expenses payable by the Company, of approximately $5.1 million.

The warrants will consist of the following: Series A Warrants to purchase up to 40% of the shares of common stock to be purchased at the closing, Series B Warrants to purchase up to 70% of the shares of common stock to be purchased at the closing, and Series C Warrants to purchase up to 28% of the common stock to be purchased at the closing. The Series A Warrants and the Series C Warrants have an exercise price of $1.12 per share, subject to adjustment, and expire five years after their issuance. The Series B Warrants have an exercise price of $0.935 per share, subject to adjustment, and expire 150 days after their issuance. The Series C Warrants are only exercisable to the extent that the Series B Warrants are exercised and only in the same percentage that the Series B Warrants are exercised.

These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus contained therein. The completion of the offering will occur on or before January 19, 2011.

A more detailed description of the securities purchase agreement and each of the warrants is set forth in the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2011, which the Company encourages readers to review carefully.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Provectus Pharmaceuticals, Inc. (www.pvct.com)
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic cancers of the liver. The Company has received orphan drug designation from the FDA for its melanoma indication. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed its Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

Forward Looking Statements:
The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.